                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement") is made as of February 1, 1999, by and among Business Resource Group, a California corporation with its principal place of business at 2150 North First Street, Suite 101, San Jose, California 95131 ("BRG"), RN Acquisition Corp., a California corporation and wholly owned subsidiary of BRG with its principal place of business at 2150 North First Street, Suite 101, San Jose, California 95131 ("RN Acquisition Corp."), Re'Nu Office Systems, Inc., a California corporation with its principal place of business at 14061 Borate Street, Santa Fe Springs, California 90670 ("Re'Nu Office Systems"), Re'Nu South, Inc., a California corporation with its principal place of business at 1950 East Edinger, Santa Ana, California and a wholly owned subsidiary of Re'Nu Office Systems ("Re'Nu South"), Re'Nu Office Systems, Inc., a Nevada corporation with its principal place of business at 3340 Sirius, Las Vegas, Nevada and a wholly owned subsidiary of Re'Nu Office Systems ("Re'Nu Nevada"), and Fred Cook, an individual residing at 16 Eisenhower Lane, Cota de Caza, California 92679 and the sole shareholder of Re'Nu Office Systems (the "Shareholder"). Re'Nu Office Systems, Re'Nu South and Re'Nu Nevada are each sometimes referred to in this Agreement as a "Re'Nu Entity" and collectively as the "Re'Nu Entities."

                                    RECITALS

        On the terms and conditions set forth below, BRG desires to purchase the assets of Re'Nu Office Systems, Re'Nu South and Re'Nu Nevada identified on Exhibits A-1, A-2 and A-3, respectively, attached hereto (the "Purchased Assets") and assume certain scheduled liabilities of the Re'Nu Entities. BRG currently intends to deploy the Purchased Assets through RN Acquisition Corp.

        In consideration of the mutual agreements, representations and warranties contained in this Agreement, the parties agree as follows:

        1.     PURCHASE AND SALE.

               (a) PURCHASED ASSETS. Subject to the terms and conditions contained in this Agreement, at the Closing (as defined below), each Re'Nu Entity shall sell, assign, transfer and convey to RN Acquisition Corp., free and clear of all liens and encumbrances, and RN Acquisition Corp. shall purchase from Re'Nu Office Systems, Re'Nu South and Re'Nu Nevada, the Purchased Assets identified on Exhibits A-1, A-2 and A-3, respectively. Each Re'Nu Entity and the Shareholder agree to take all steps reasonably requested by BRG to transfer title to the Purchased Assets to RN Acquisition Corp. at or as soon as possible after the Closing.

               (b) ASSUMED LIABILITIES. Neither BRG nor RN Acquisition Corp. assumes hereby or in connection with this Agreement any liabilities of Re'Nu Office Systems, Re'Nu South or Re'Nu Nevada whatsoever, except for the obligations under those contracts and other arrangements specifically described on Exhibits B-1, B-2 and B-3, respectively, which arise or become due after the Closing (as defined below). The contracts and other arrangements listed on Exhibits B-1, B-2 and B-3 are sometimes referred to in this Agreement as the "Assumed Contracts" or the "Assumed Liabilities." All of the obligations retained by the Re'Nu Entities



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

shall be referred to in this Agreement as the "Non-Assumed Liabilities" and shall include all debts, liabilities, payables and expenses not specifically set forth on such Exhibits B-1, B-2 and B-3, including, but not limited to, those obligations under the Assumed Contracts which arise or become due prior to the Closing (as defined below) and any and all matters set forth on the Re'Nu Schedule of Exceptions (as defined below).

        2.     PURCHASE PRICE; TERMS OF PAYMENT.

               (a) CLOSING. The consummation of the purchase and sale of the Purchased Assets shall take place at a closing (the "Closing") to be held at BRG's San Jose offices on February 1, 1999 concurrently with the execution and delivery of this Agreement. The time and date of the Closing are referred to in this Agreement as the "Closing Date."

               (b) PRELIMINARY PURCHASE PRICE. The preliminary purchase price to be paid for the Purchased Assets (the "Preliminary Purchase Price") shall consist of the following:

                      (i) BRG shall issue to Re'Nu Office Systems 100,000 shares of the Common Stock of BRG (the "Shares"), which shares shall not be registered under the Securities Act of 1933, as amended; and

                      (ii) BRG shall deliver to Re'Nu Office Systems, Re'Nu South and Re'Nu Nevada $1,794,996, $200,723 and $4,281, respectively, in immediately available funds (in the aggregate, the "Cash Payment").

               (c)    ADDITIONAL PURCHASE PRICE.

                      (i) Each Re'Nu Entity and the Shareholder agree with BRG that neither the Re'Nu Entities nor the Shareholder have any expectation that further consideration for the sale of the Purchased Assets (beyond the Preliminary Purchase Price) shall be payable to any Re'Nu Entity unless and until the operating income of RN Acquisition Corp. shall have met certain thresholds as contemplated in the calculation of the Additional Purchase Price defined in Section 2(c)(ii) below. As a material inducement for BRG and RN Acquisition Corp. to enter into this Agreement, each Re'Nu Entity and the Shareholder agree that they will assume the risks associated with RN Acquisition Corp. achieving the operating income results necessary for the Re'Nu Entities to earn the payments of the Additional Purchase Price provided for in this Section 2 (c).

                      (ii) Subject to the terms and conditions herein, on the 45th day following the end of each 12 month period (each, an "Applicable Period") set forth on Exhibit C hereto (each, an "Additional Payment Date") (or on the immediately following business day if an Additional Payment Date is not a business day), and in addition to the Preliminary Purchase Price, BRG shall deliver to Re'Nu Office Systems the amount set forth on Exhibit C (in each case "Additional Purchase Price") for such Applicable Period calculated as set forth in such Exhibit C. Each Additional Purchase Price payment, if any, shall be allocated entirely to Re'Nu Office Systems as set forth on Exhibit E-1.



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               (d) DELIVERY. At the Closing, the Re'Nu Entities shall deliver to
RN Acquisition Corp. an executed Bill of Sale in the form attached hereto as Exhibit D and any other appropriate instruments of transfer of title to the Purchased Assets evidencing the purchase and sale of the Purchased Assets, as well as all title documents relating to the Purchased Assets, duly executed or endorsed for transfer to RN Acquisition Corp. At the Closing, BRG shall deliver to the Re'Nu Entities the Cash Payment as set forth in Section 2(b)(i) above and shall issue instructions to the transfer agent for its stock to issue certificates representing the Shares to the Re'Nu Entities as set forth in
Section 2(b)(ii) above.

               (d) ALLOCATION OF PURCHASE PRICE. The Preliminary Purchase Price and the Additional Purchase Price, if any, shall be allocated among Re'Nu Office Systems, Re'Nu South and Re'Nu Nevada as provided in Exhibits E-1, E-2 and E-3, respectively, attached hereto (the "Allocation") for purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to this transaction in a manner consistent with the Allocation. If any state or federal taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other parties hereto prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such Allocation.

               (e) TAXES. BRG shall pay all sales, use, transfer, excise or other similar taxes, if any, arising out of the transfer of the Purchased Assets or otherwise as a consequence of the transactions contemplated by this Agreement.

        3. REPRESENTATIONS AND WARRANTIES OF THE RE'NU ENTITIES AND THE SHAREHOLDER. Subject to and except for information contained in the Schedule of Exceptions delivered to BRG and RN Acquisition Corp. prior to the signing of this Agreement and attached hereto as Exhibit F (the "Re'Nu Entities Disclosure Schedule"), each Re'Nu Entity and the Shareholder jointly and severally represent and warrant to BRG and RN Acquisition Corp. as follows:

               (a)    ORGANIZATION.

                      (i) Re'Nu Office Systems is a corporation duly incorporated, validly existing and in good standing under the laws of California, has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges necessary to the conduct of its business. Re'Nu Office Systems is not qualified or licensed to do business as a foreign company in any other jurisdiction, and neither the character of the properties owned or leased by Re'Nu Office Systems nor the nature of the business transacted by Re'Nu Office Systems requires Re'Nu Office Systems to be qualified in any other jurisdiction, except where failure to so qualify would not have a material adverse effect on the business of Re'Nu Office Systems.

                      (ii) Re'Nu South is a corporation duly incorporated, validly existing and in good standing under the laws of California, has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all



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licenses, franchises, rights and privileges necessary to the conduct of its business. Re'Nu South is not qualified or licensed to do business as a foreign company in any other jurisdiction, and neither the character of the properties owned or leased by Re'Nu South nor the nature of the business transacted by Re'Nu South requires Re'Nu South to be qualified in any other jurisdiction, except where failure to so qualify would not have a material adverse effect on the business of Re'Nu South.

                      (iii) Re'Nu Nevada is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada, has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges necessary to the conduct of its business. Re'Nu Nevada is not qualified or licensed to do business as a foreign company in any other jurisdiction, and neither the character of the properties owned or leased by Re'Nu Nevada nor the nature of the business transacted by Re'Nu Nevada requires Re'Nu Nevada to be qualified in any other jurisdiction, except where failure to so qualify would not have a material adverse effect on the business of Re'Nu Nevada.

               (b) FINANCIAL STATEMENTS. Each Re'Nu Entity has furnished to BRG its unaudited balance sheet as at December 31, 1998 and the related unaudited statement of operations for the period then ended (together, the "Financial Statements"). All such Financial Statements, together with any notes thereto,
(i) are in accordance with each Re'Nu Entity's books and records, (ii) present fairly the financial position of each Re'Nu Entity as of such date, and (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. In the opinion of management of each Re'Nu Entity, the ongoing financial results of each Re'Nu Entity, including revenue, margins and net income, shall remain consistent with the Financial Statements from January 1, 1999 until the Closing Date.

               (c) AUTHORIZATION. Each Re'Nu Entity has, or will have at the Closing Date, the corporate power to enter into this Agreement and the execution, delivery and performance of this Agreement has been, or will be at the Closing Date, duly authorized by all requisite corporate action; and this Agreement has been, or will be at the Closing Date, duly executed and delivered and constitutes the valid and binding obligation of each respective Re'Nu Entity.

               (d) EFFECT OF AGREEMENT. The execution, delivery and performance by each Re'Nu Entity of this Agreement and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, domestic or foreign applicable to such Re'Nu Entity, or the Articles of Incorporation (or other charter document) or Bylaws of such Re'Nu Entity or any agreement or instrument to which such Re'Nu Entity is a party or by which it is bound or to which it is subject, other than any conflicts, breaches, defaults or violations which individually or in the aggregate would not have a material adverse effect on such Re'Nu Entity; nor will the execution, delivery and performance by each Re'Nu Entity of this Agreement nor the consummation of the transactions herein contemplated give to any third party any interests or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, agreements, contracts or business of such Re'Nu



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

Entity. No consent of any person not a party to this Agreement and no consent of any governmental authorities are required to be obtained on the part of any Re'Nu Entity to permit the continuation by RN Acquisition Corp. after the Closing Date of the business activities of any Re'Nu Entity in the manner such business is now carried on by such Re'Nu Entity.

               (e) INVENTORIES. The inventories of each Re'Nu Entity, whether finished goods, work in process or raw materials, are all items of a quality usable or salable in the ordinary and usual course of such Re'Nu Entity's business, except for inventory items which are obsolete or not usable or salable in the ordinary course of business which have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect the inventory valuation policy of each Re'Nu Entity, which is in accordance with generally accepted accounting principles applied on a consistent basis. In the opinion of management of each Re'Nu Entity, the inventories of each Re'Nu Entity are saleable at margins consistent with (i) the margins each Re'Nu Entity has received in the past and (ii) the Financial Statements.

               (f) ACCOUNTS RECEIVABLE. Exhibits A-1, A-2 and A-3 include a complete list of the accounts and notes receivable of Re'Nu Office Systems, Re'Nu South and Re'Nu Nevada, respectively, as of the date shown, aged by customer or debtor, as the case may be. The accounts and notes receivable of each Re'Nu Entity as of the date shown or thereafter acquired arose from valid transactions and are collectible (net of the allowance for doubtful accounts) in the ordinary and usual course of business and are not subject to any assertable defense or set-off. The reserve for doubtful accounts is adequate and the values at which accounts and notes receivable are carried reflect the policies of each Re'Nu Entity consistent with past practices of such Re'Nu Entity and are in accordance with generally accepted accounting principles applied on a consistent basis.

               (g) INSURANCE. The Re'Nu Entities Disclosure Schedule contains a true and complete list and description of all policies of insurance maintained by the Re'Nu Entities. Such insurance or comparable insurance will be maintained in full force and effect to and including the Closing Date.

               (h) ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, neither Re'Nu Office Systems, Re'Nu South nor Re'Nu Nevada has (i) issued or delivered to any person any shares of stock, bonds or other corporate securities, (ii) incurred any obligation or liability (absolute or contingent) in excess of $10,000 individually or in the aggregate, (iii) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities reflected on the Financial Statements and current liabilities incurred since the date of the Financial Statements in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders (other than the payment of employment-related compensation consistent with past practice to shareholders who are employees), or purchased or redeemed any shares of stock, (v) increased the wage or salary of any employee, (vi) mortgaged, pledged or subjected to lien or any other encumbrance any assets (tangible or intangible, other than assets which are subject to purchase money security interests and which were acquired in the ordinary course of business) and do not exceed $10,000 individually or in the aggregate, (vii)



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

sold or transferred any tangible assets or canceled any debts or claims, except in the ordinary course of business or in an aggregate amount which does not exceed $10,000, (viii) sold, assigned, licensed or transferred any patents, trademarks, trade names, copyrights, licenses, computer software programs or other intangible assets other than in the ordinary course of business, (ix) suffered any extraordinary loss or waived any right of substantial value, (x) entered into any transactions other than in the ordinary course of business, or
(xi) agreed to any of the foregoing. Since December 31, 1998, there has been no material adverse change in the business, financial condition, results of operations or prospects of any Re'Nu Entity.

               (i) COMPLIANCE WITH LAWS. Except as set forth in the Re'Nu Entities Disclosure Schedule, each Re'Nu Entity has complied with, and is not in violation of any statute, law, rule or regulation with respect to the conduct of its respective business, the ownership or operation of its respective properties, or the sale or purchase of its respective securities or disclosure to shareholders which violation might have a material adverse effect on the business, financial condition or prospects of such Re'Nu Entity.

               (j) BROKERS OR FINDERS. Except as set forth on the Re'Nu Entities Disclosure Schedule, no Re'Nu Entity is obligated, directly or indirectly, to any person for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               (k) TITLE TO PURCHASED ASSETS. The Re'Nu Entities collectively have and will convey on the Closing Date full, absolute, good and marketable title to the Purchased Assets, free and clear of all security interests, mortgages, liens (including, but not limited to, liens with respect to taxes), attachments, orders of court, rights of redemption, debts, claims, charges or other encumbrances of any kind whatsoever and not subject to any continuing commission, profit or revenue sharing or other compensation contract or obligation that could apply to BRG, RN Acquisition Corp. or the Purchased Assets.

               (l) LITIGATION, ETC. There are no suits, actions or administrative, arbitration, unfair labor practice, worker's compensation or other proceedings or governmental investigations, pending or threatened against or relating, directly or indirectly, to the Purchased Assets or the business of any Re'Nu Entity, and there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or by arbitration, pursuant to a grievance or other procedure) against or relating to any Re'Nu Entity or the Purchased Assets which could result in a material adverse effect, or any lien or other encumbrance, on the Purchased Assets.

               (m) ASSIGNABILITY OF CONTRACTS; NO DEFAULT. All assignments or other transfers of the Assumed Contracts have been obtained for transfer to RN Acquisition Corp. in accordance with the terms of this Agreement, without default, penalty or other similar restriction. No default or condition permitting declaration of default exists with respect to the Assumed Contracts. No Re'Nu Entity is aware of any payments (other than those required in connection with the Assumed Liabilities) that will be required in the future to be made under the Assumed Contracts.



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

               (n) TAXES. All sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, income taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, for which BRG or RN Acquisition Corp. could become liable with respect to the Purchased Assets or which could result in a lien on or charge against the Purchased Assets (collectively, "Taxes") have been or will be paid with respect to all periods prior to and including the Closing Date. Each Re'Nu Entity and any other person required to file returns or reports of Taxes relating to any Re'Nu Entity or the Purchased Assets has duly and timely filed all returns and reports of Taxes required to be filed, and all such returns and reports are true, correct and complete. There are not any liens for Taxes on any of the Purchased Assets (other than liens for Taxes not yet due and payable). Each Re'Nu Entity has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees. No Re'Nu Entity is a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). There are no pending or threatened proceedings with respect to Taxes. No agreement or arrangement regarding compensation which will be assumed by BRG or RN Acquisition Corp. provides for any payments which could result in a nondeductible expense to BRG or RN Acquisition Corp. pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Each Re'Nu Entity has provided to BRG copies of all tax returns filed by such Re'Nu Entity during the previous three (3) years and all such tax returns are accurate in all respects.

               (o) SOLE SHAREHOLDER. The Shareholder is the sole shareholder of each Re'Nu Entity and no other person has any right, warrant or option to acquire any shares of capital stock of any Re'Nu Entity.

               (p) EMPLOYEES. All employees of Re'Nu Office Systems, Re'Nu South and Re'Nu Nevada, and each such employee's respective compensation arrangement, are set forth on Exhibits G-1, G-2 and G-3, respectively, hereto.

               (q) ENVIRONMENTAL AND SAFETY LAWS. No Re'Nu Entity is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and, to the best knowledge of each Re'Nu Entity, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored or disposed of by any Re'Nu Entity or, to the best knowledge of each Re'Nu Entity after reasonable investigation, by any other person or entity on any property owned, leased or used by any Re'Nu Entity. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products.



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

               (r) INTELLECTUAL PROPERTY. To the best knowledge of each Re'Nu Entity after reasonable investigation, each Re'Nu Entity owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business without any conflict with, or infringement of, the rights of others. No Re'Nu Entity has received any communications alleging that any Re'Nu Entity has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. No Re'Nu Entity is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of such Re'Nu Entity or that would conflict with such Re'Nu Entity's business. Neither the execution or delivery of this Agreement, nor the carrying on of any Re'Nu Entity's business by the employees of such Re'Nu Entity, will, to the knowledge of each Re'Nu Entity, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. Set forth in the Re'Nu Entities Disclosure Schedule is a listing of all patents, trademarks and licenses of the Company.

               (s) EMPLOYEE RELATIONS. Each Re'Nu Entity considers its relations with its employees to be good and is not aware of any key employee that presently intends to terminate his or her employment relationship with any Re'Nu Entity. No employee of any Re'Nu Entity is represented by a labor union and no Re'Nu Entity has experienced any work stoppages.

               (t) EMPLOYEE BENEFIT PLANS. No Re'Nu Entity has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974 ("ERISA").

               (u) MATERIAL MISREPRESENTATIONS AND OMISSIONS. No representation or warranty made by the Re'Nu Entities or the Shareholder in this Agreement, or in any certificate furnished or to be furnished by any Re'Nu Entity individually or the Re'Nu Entities collectively or the Shareholder hereunder or pursuant to or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4. REPRESENTATIONS AND WARRANTIES OF RE'NU OFFICE SYSTEMS AND THE SHAREHOLDER REGARDING THE SHARES.

               (a) Re'Nu Office Systems and the Shareholder, severally and not jointly, represent and warrant to BRG as follows with respect to the Shares:

                      (i) Re'Nu Office Systems and the Shareholder are aware of BRG's business affairs and financial condition and has acquired sufficient information about BRG to reach an informed and knowledgeable decision to acquire the Shares. Re'Nu Office Systems and



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

the Shareholder are acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                      (ii) Re'Nu Office Systems and the Shareholder understand that the Shares constitute "restricted securities" and have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the investment intent of Re'Nu Office Systems and the Shareholder as expressed herein. Re'Nu Office Systems and the Shareholder further acknowledge and understand that BRG is under no obligation to register the Shares. Re'Nu Office Systems and the Shareholder understand that the certificates evidencing the Shares will each be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel for BRG.

                      (iii) Re'Nu Office Systems and the Shareholder are aware of the provisions of Rule 144 promulgated under the Securities Act, which in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain of the conditions specified by Rule 144, including, among other things: (1) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate of BRG, or of a non-affiliate who has held the securities less than two years, (2) the availability of certain public information about BRG, (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934, as amended), and (4) the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein, if applicable.

                      (iv) Re'Nu Office Systems and the Shareholder further understand that at the time Re'Nu Office Systems wishes to sell the securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, BRG may not be satisfying the current public information requirements of Rule 144, and that, in such event, Re'Nu Office Systems would be precluded from selling the securities under Rule 144 even if the applicable holding period had been satisfied.

                      (v) Re'Nu Office Systems and the Shareholder further understand that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof establishing that an exemption from registration is available for such offers or sales and that such persons and their respective brokers who participate in such transactions do so at their own risk.

               (b) Re'Nu Office Systems and the Shareholder acknowledge and understand that the certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

                      (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                      (ii) Any legend required to be placed thereon by the California Commissioner of Corporations.

        5. REPRESENTATIONS AND WARRANTIES OF BRG AND RN ACQUISITION CORP. Subject to and except for the information contained in the Schedule of Exceptions delivered to the Re'Nu Entities prior to the signing of this Agreement and attached hereto as Exhibit H (the "BRG Disclosure Schedule"), BRG and RN Acquisition Corp. jointly and severally represent and warrant to each Re'Nu Entity as follows:

               (a) ORGANIZATION. BRG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business. RN Acquisition Corp. is a wholly-owned subsidiary of BRG and a corporation duly incorporated, validly existing and in good standing under the laws of the State of California having all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.

               (b) AUTHORIZATION. BRG and RN Acquisition Corp. each have the corporate power to enter into this Agreement, and the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action, and the Agreement has been, or will be at the Closing Date, duly executed and delivered and constitute the valid and binding obligations of BRG and RN Acquisition Corp.

               (c) EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, domestic or foreign, the Articles of Incorporation or Bylaws of BRG or RN Acquisition Corp., or any material agreement to which either BRG or RN Acquisition Corp. is a party or by which either is bound or to which either is subject. Except for approval of the Agreement and the transactions contemplated thereby pursuant to BRG's line of credit agreements, no consent of any person not a party to this Agreement, nor consent of any governmental authority, except as may be required by applicable state blue sky regulatory agen-cies, is required to be obtained on the part of BRG or RN Acquisition Corp. to consummate the transactions contemplated by this Agreement.

               (d) FULL DISCLOSURE. Any information furnished by or on behalf of BRG or RN Acquisition Corp. to the Re'Nu Entities in writing pursuant to this Agreement and any information contained in the BRG Disclosure Schedule referred to in this Agreement, at any time prior to the Closing Date, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which each statement is made, not misleading.

        6. CONDITIONS TO OBLIGATIONS OF BRG AND RN ACQUISITION CORP.

               (a) CLOSING CONDITIONS. Absent a waiver in writing, all obligations of BRG and RN Acquisition Corp. under this Agreement are subject to the satisfaction of the following conditions, to BRG's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:

                      (i) REPRESENTATIONS, WARRANTIES AND PERFORMANCE. The representations and warranties of the Re'Nu Entities and the Shareholder contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct with the same force and effect as if such representations and warranties have been made at and as of the Closing Date, and the Re'Nu Entities and the Shareholder shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                      (ii) LITIGATION. There shall not be pending any litigation before any court or governmental agency (A) the outcome of which could reasonably be expected to have a material adverse affect on the Purchased Assets or their value to BRG or RN Acquisition Corp., or (B) to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement or the transactions contemplated hereby.

                      (iii) CERTAIN ASSIGNMENTS. Assignments of the Assumed Contracts shall have been received to BRG's reasonable satisfaction.

                      (iv) ABSENCE OF MATERIAL CHANGES. There shall not have been any adverse change in or to the Purchased Assets or revenues obtained or anticipated to be obtained therefrom.

                      (v) APPROVALS. All consents, approvals and filings required under any applicable law, rule or regulation, or under any applicable contract, to be completed or obtained prior to the transactions contemplated by this Agreement shall have been so completed or obtained, as the case may be, to BRG's reasonable satisfaction.

                      (vi) CORPORATE APPROVAL. The Board of Directors and the Shareholders of each Re'Nu Entity shall have approved this Agreement and the transactions contemplated by this Agreement in a manner consistent with applicable law and the Articles of Incorporation (or other charter document) and Bylaws of each Re'Nu Entity.

               (b) COMPLIANCE CERTIFICATE. The President of each Re'Nu Entity shall deliver to BRG at the Closing an officer's certificate certifying that the conditions specified in Section 6(a)(i), (ii), (iii), (iv), (v) and (vi) herein have been fulfilled.

        7.     CONDITIONS TO OBLIGATIONS OF RE'NU ENTITIES.

               (a) CLOSING CONDITIONS. Absent a waiver in writing, all obligations of the Re'Nu Entities under this Agreement are subject to the satisfaction of the following conditions, to Re'Nu Entities' reasonable satisfaction, on or before the completion of the Closing on the Closing Date:

                      (i) REPRESENTATIONS, WARRANTIES AND PERFORMANCE. The representations and warranties of BRG and RN Acquisition Corp. contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, and BRG and RN Acquisition Corp. shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by each respective entity prior to or at the Closing Date.

                      (ii) LITIGATION. There shall not be pending any litigation before any court or governmental agency to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement or the transactions contemplated hereby, or which could reasonably be expected to have a material adverse effect upon the ability of BRG or RN Acquisition Corp. to perform its respective obligations under this Agreement.

                      (iii) APPROVALS. All consents, approvals and filings required under any applicable law, rule or regulation, or under any applicable contract, to be completed or obtained prior to the transactions contemplated by this Agreement shall have been so completed or obtained, as the case may be, to Re'Nu Entities' reasonable satisfaction.

                      (iv) CORPORATE APPROVAL. Each of the Board of Directors of BRG and RN Acquisition Corp. shall have approved this Agreement and the transactions contemplated by this Agreement in a manner consistent with applicable law and the Articles of Incorporation and Bylaws of BRG and RN Acquisition Corp.

               (b) COMPLIANCE CERTIFICATE. The President of BRG and RN Acquisition Corp. shall deliver to each Re'Nu Entity at the Closing an officer's certificate certifying that the conditions specified in Section 7(a)(i), (ii),
(iii), (iv), (v) and (vi) have been fulfilled.

        8.     COVENANTS FOLLOWING CLOSING.

               (a) OPERATIONS FOLLOWING THE CLOSING.

                      (i) RN ACQUISITION CORP. Notwithstanding any other provision in this Agreement to the contrary, BRG, RN Acquisition Corp., each Re'Nu Entity and the Shareholder each understand and agree that after the Closing, RN Acquisition Corp. shall own the Purchased Assets free and clear of all liens and encumbrances, and that nothing in this Agreement shall be construed to limit either BRG's or RN Acquisition Corp.'s respective rights to manage and operate RN Acquisition Corp., the Purchased Assets and the Assumed Liabilities in any manner, or to sell, liquidate or otherwise dispose of RN Acquisition Corp., the Purchased Assets or the Assumed Liabilities in BRG's sole discretion.

                      (ii) EMPLOYEES. At or as soon as practicable following the Closing, RN Acquisition Corp. will make employment offers to all of the employees of the Re'Nu Entities as identified on Exhibits G-1, G-2 and G-3 upon the existing salary terms set forth on such exhibits. Such employment will be subject to BRG's policies generally applicable to new employees. All such persons who agree to become employees of RN Acquisition Corp. shall execute and deliver a Confidentiality and Assignment Agreement in the form attached hereto as Exhibit I.

                   (iii) CHANGE OF CORPORATE NAME. Promptly following the Closing, the parties shall each use its best efforts to change the names of Re'Nu Office Systems, Re'Nu Nevada and Re'Nu South and to "Cook Holdings I, Inc.," "Cook Holdings II, Inc." and "Cook Holdings III, Inc.," respectively, and to change the name of RN Acquisition Corp. to "Re'Nu Office Systems, Inc."

               (b) RELEASE OF LIENS AND CONSENTS. Each Re'Nu Entity and the Shareholder shall take all reasonable actions as may be necessary to (1) release any outstanding liens or encumbrances on the Purchased Assets, and (2) obtain such consents as may be necessary for the transfer of the Assumed Contracts to RN Acquisition Corp. in accordance with the terms of this Agreement.

               (c) INDEMNIFICATION.

                      (i) BY RE'NU ENTITIES AND THE SHAREHOLDER. Each Re'Nu Entity and the Shareholder jointly and severally agree to indemnify BRG and/or RN Acquisition Corp. and hold BRG and/or RN Acquisition Corp. harmless from and against, and to reimburse BRG and/or RN Acquisition Corp. in respect of, any and all damages, losses, liabilities, claims, judgments, settlements, penalties, costs and expenses (including attorneys' fees and costs) of every nature reasonably incurred by BRG and/or RN Acquisition Corp., whether absolute or contingent, including costs of investigation and defense, arising from or in connection with (A) any Non-Assumed Liabilities, (B) any breach or inaccuracy of or omission from any of the representations, warranties or covenants of the Re'Nu Entities or the Shareholder set forth in this Agreement, or (C) any non-compliance with applicable bulk sales laws.

                      (ii) BY BRG AND RN ACQUISITION CORP. BRG and RN Acquisition Corp. jointly and severally agree to indemnify the Re'Nu Entities and the Shareholder and hold the Re'Nu Entities and the Shareholder harmless from and against, and to reimburse the Re'Nu Entities and the Shareholder in respect of, any and all damages, losses, liabilities, claims, judgments, settlements, penalties, costs and expenses (including attorneys' fees and costs) of every nature reasonably incurred by either of them, whether absolute or contingent, including costs of investigation and defense, arising from or in connection with the Assumed Liabilities and the conduct of RN Acquisition Corp. following the Closing Date.

               (d) EMPLOYEES. Each Re'Nu Entity agrees that, except as otherwise expressly provided herein, it shall bear sole responsibility for all amounts due and payable or otherwise arising with respect to such Re'Nu Entity's employees at and prior to the Closing Date, including, but not limited to, all salaries, wages, commissions, profit and revenue sharing, and holiday, vacation and severance pay, bonuses and past service credits and shall have made and remitted, for all periods through and including the Closing Date, all payroll deductions, remittances and contributions, including, but not limited, to, employees' salaries and wages, commissions, bonuses and profit-sharing required under contract, any collective bargaining agreements or applicable laws and regulations.

               (e) ASSUMED CONTRACTS. Notwithstanding any other provision in this Agreement to the contrary, each Re'Nu Entity and the Shareholder accept and acknowledge full responsibility for payment of all obligations under the Assumed Contracts that were incurred or created or that otherwise arose or became due prior to the Closing Date.

               (f)    NONCOMPETITION COVENANT.

                      (i) AGREEMENT. Each Re'Nu Entity and the Shareholder hereby agree that it and he shall not, during the period of five (5) years following the date hereof (the "Noncompetition Period"), do any of the following within the United States without the prior written consent of BRG:

                                (A) COMPETE. Carry on any business or activity
(whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by BRG or RN Acquisition Corp. (as conducted now or during the Noncompetition Period), nor engage in any other activities that conflict with the business or prospects of BRG or RN Acquisition Corp.

                                (B) SOLICIT BUSINESS. Solicit or influence or
attempt to influence any client, customer or other person, either directly or indirectly, to direct his, her or its purchase of BRG's or RN Acquisition Corp.'s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of BRG or RN Acquisition Corp.

                                (C) SOLICIT PERSONNEL. Solicit or influence or
attempt to influence any person employed by BRG or RN Acquisition Corp. to terminate or otherwise cease his or her employment with BRG or RN Acquisition Corp. or become an employee of any competitor of BRG or RN Acquisition Corp.

                      (ii) TERMINATION. The obligations of each Re'Nu Entity and the Shareholder under this Section 8(f) shall terminate immediately and be of no further force or effect on the date on which the Company (i) files a petition in bankruptcy (or an involuntary petition in bankruptcy is filed against the Company and is not dismissed within thirty (30) days) or (ii) makes an assignment of all or substantially all of its assets for the benefit of its creditors.

                      (iii) SEVERABILITY. Without limitation, the parties agree and intend that the covenants contained in this Section 8(f) shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political subdivision of the United States. If, in any judicial proceeding, a court shall refuse to enforce in such action all of the separate covenants deemed included herein, then at the option of BRG, wholly unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

               (g) CONFIDENTIALITY. Each party hereto agrees that, except with the prior written permission of the other parties hereto, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or other information concerning or relating to (1) the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, (2) the terms of this Agreement or any other agreement contemplated or executed hereby, (3) the content of any discussions or negotiations relating to this Agreement or the transactions and other agreements contemplated or executed hereby and (4) the performance of obligations hereunder; provided, however, that each party may disclose the terms and conditions of this Agreement (i) as required by any court or other governmental body or as otherwise required by law, (ii) to legal counsel of the parties, (iii) in confidence to accountants, banks, and financing sources and their advisors, (iv) in connection with the enforcement of this Agreement or rights under this Agreement or (v) in confidence by BRG in connection with an actual or proposed merger, acquisition or similar transaction. The provisions of this Section 8(g) shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

        9.     MISCELLANEOUS.

               (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of BRG, RN Acquisition Corp., the Re'Nu Entities and the Shareholder made in this Agreement or in any certificate, document or other instrument delivered pursuant hereto shall survive for a period of two years following the execution and delivery hereof and the Closing; provided, however, that: (i) the representations and warranties of the Re'Nu Entities and the Shareholder set forth in Section 3(n) ("Taxes") shall survive until all applicable statutes of limitations, including waivers and extensions thereof, have expired with respect to each matter addressed therein, and shall thereafter automatically expire; and (ii) the representations and warranties of the Re'Nu Entities and the Shareholder set forth in Section 3(q) ("Environmental and Safety Laws") shall survive until all applicable statutes of limitations have expired with respect to each matter addressed therein, and shall thereafter automatically expire. Any actions or claims brought pursuant to this Section 9(a) shall be brought within six (6) months of the respective designated survival periods described in the immediately preceding sentence.

               (b) FEES AND EXPENSES. Each of the parties hereto shall bear its own fees and expenses, including fees of counsel and accountants, incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby or otherwise arising out of, or by reason of, this Agreement.

               (c) ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the exhibits and schedules hereto constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, term sheets, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. The parties hereto acknowledge and agree that no third party (including, without limitation, employees of any Re'Nu Entity) is intended to be a third-party beneficiary of this Agreement.

               (d) AMENDMENTS. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing executed by the party sought to be bound thereby.

               (e) NOTICES. Any notice given under this Agreement shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or other means) to the President of such party or to such party if an individual, the day after delivery by commercial courier or the third day after mailing by certified or registered mail, postage prepaid, to the address first set forth above, or to such other address as any party may have furnished in writing to the other party in the manner provided above.

               (f) ASSIGNMENT. Neither the Re'Nu Entities nor the Shareholder may assign this Agreement or any of its respective rights hereunder in any manner without the prior written consent of BRG and RN Acquisition Corp. BRG may not assign its obligation under this Agreement to issue the Shares. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors, assigns and legal representatives.

               (g) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

               (h) GOVERNING LAW. This Agreement and the respective rights and obligations of the parties in this Agreement shall be construed under and by the laws of the State of California as such laws are applied to contracts entered into in that state between residents thereof.

               (i) ATTORNEYS' FEES. If any legal action or proceeding is brought to enforce or interpret this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and out-of-pocket costs in connection with such action or proceeding in addition to all other relief to which such party may be entitled.

               (j) NO WAIVER. It is understood and agreed that no failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege be deemed to operate as a waiver of any other right, power or privilege under this Agreement.

               (k) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, but all of which together shall constitute one and the same instrument.

               (l) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

               (m) CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.



                            (Signature Page Follows)

        The parties hereto have duly executed this Asset Purchase Agreement as of the date first set forth above.


BUSINESS RESOURCE GROUP,                     RN ACQUISITION CORP.,
a California corporation                     a California corporation


By: /s/ JOHN W. PETH                         By: /s/ JOHN W. PETH
    -------------------------------              -------------------------------

Name: John W. Peth                           Name: John W. Peth

Title: President and CEO                     Title: President and CEO



SHAREHOLDER,                                 RE'NU OFFICE SYSTEMS, INC.
an individual                                a California corporation

/s/ FRED COOK                                By: /s/ FRED COOK
-----------------------------------              -------------------------------
Fred Cook
                                             Name: Fred Cook

                                             Title: CEO



RE'NU SOUTH, INC.,                           RE'NU OFFICE SYSTEMS, INC.,
a California corporation                     a Nevada corporation

By: /s/ FRED COOK                            By: /s/ FRED COOK
    -------------------------------              -------------------------------

Name: Fred Cook                              Name: Fred Cook

Title: CEO                                   Title: CEO

                                LIST OF EXHIBITS


Exhibit A-1         Purchased Assets of Re'Nu Office Systems

Exhibit A-2         Purchased Assets of Re'Nu South

Exhibit A-3         Purchased Assets of Re'Nu Nevada

Exhibit B-1         Assumed Liabilities of Re'Nu Office Systems

Exhibit B-2         Assumed Liabilities of Re'Nu South

Exhibit B-3         Assumed Liabilities of Re'Nu Nevada

Exhibit C           Additional Purchase Price Schedule

Exhibit D           Form of Bill of Sale

Exhibit E-1         Purchase Price Allocation of Re'Nu Office Systems

Exhibit E-2         Purchase Price Allocation of Re'Nu South

Exhibit E-3         Purchase Price Allocation of Re'Nu Nevada

Exhibit F           Re'Nu Entities Disclosure Schedule

Exhibit G-1         Employees of Re'Nu Office Systems

Exhibit G-2         Employees of Re'Nu South

Exhibit G-3         Employees of Re'Nu Nevada

Exhibit H           BRG Disclosure Schedule

Exhibit I           Form of Confidentiality and Assignment Agreement

                                   EXHIBIT A-1

                    PURCHASED ASSETS OF RE'NU OFFICE SYSTEMS


- All trademark, tradename or service mark rights or other rights to goodwill in the names "Re'Nu" and "Re'Nu Office Systems."





Petty Cash                                 --
Cash                                  (39,312)
Accounts Receivable                   446,029
Other Accounts Receivable               3,474
Inventory                           1,312,136
Prepaid Other                              --
Leasehold Improvements                 26,427
Office Equipment                       15,671
Computers and Software                  6,759
Vehicles                               73,064
Warehouse Equipment                    12,153
Deposits                               37,240

                                   EXHIBIT A-2

                         PURCHASED ASSETS OF RE'NU SOUTH

- All trademark, tradename or service mark rights or other rights to goodwill in the names "Re'Nu" and "Re'Nu South."




Cash                          49,498
Accounts Receivable          389,838
Inventory                     13,688
Deposits                       4,593

                                   EXHIBIT A-3

                        PURCHASED ASSETS OF RE'NU NEVADA

- All trademark, tradename or service mark rights or other rights to goodwill in the names "Re'Nu" and "Re'Nu Nevada."



Cash                         10,319
Accounts Receivable          37,461
Inventory                     5,288
Deposits                        850

                                   EXHIBIT B-1

                   ASSUMED LIABILITIES OF RE'NU OFFICE SYSTEMS


Accounts Payable           573,854
Accrued Vacation             4,035
Accrued Payroll            113,089
Sales Tax Payable           36,413
Line of Credit             950,000
Customer Deposits           65,419
Notes payable               60,034
401(k) payable               3,370

                                   EXHIBIT B-2

                       ASSUMED LIABILITIES OF RE'NU SOUTH



Accounts Payable            79,224
Accrued Payroll              7,658
Sales Tax Payable           31,502
Customer Deposits          212,200

                                   EXHIBIT B-3

                       ASSUMED LIABILITIES OF RE'NU NEVADA




Accounts Payable           17,992
Accrued Payroll             2,216
Sales Tax Payable           2,981
Customer Deposits          29,128

                                    EXHIBIT C

                       ADDITIONAL PURCHASE PRICE SCHEDULE

        The Additional Purchase Price, if any, paid for each Applicable Period set forth below shall be based on the operating income of RN Acquisition Corp. as set forth below. The operating income of RN Acquisition Corp. shall be determined in good faith by BRG in its sole discretion pursuant to the accounting policies and procedures of BRG then in effect, and shall be calculated as follows: revenues minus cost of goods sold, operating expenses (including Leigh Cook's and Fred Cook's employment compensation) and operating interest, but before acquisition interest and goodwill. The calculation of the operating income of RN Acquisition Corp. as set forth in the immediately preceding sentence shall not include any corporate allocation charges between BRG and RN Acquisition Corp.


I.      Applicable Period = February 1, 1999 to January 31, 2000:

         IF THE OPERATING INCOME OF RN
         ACQUISITION CORP. DURING THE        THEN THE ADDITIONAL PURCHASE
         APPLICABLE PERIOD IS:               PRICE FOR SUCH APPLICABLE
                                             PERIOD SHALL BE:
         $1,181,000 and above                $1,000,000

         $1,098,000 to $1,180,999.99         $875,000

         $1,015,000 to $1,097,999.99         $750,000

         $932,000 to $1,014,999.99           $625,000

         $849,000 to $931,999.99             $500,000

         $766,000 to $848,999.99             $375,000

         $683,000 to $765,999.99             $250,000

         $600,000 to $682,999.99             $125,000

         $0 to $599,999.99                   $0.00

II. Applicable Period = February 1, 2000 to January 31, 2001:

         IF THE OPERATING INCOME OF RN
         ACQUISITION CORP. DURING THE        THEN THE ADDITIONAL PURCHASE
         APPLICABLE PERIOD IS:               PRICE FOR SUCH APPLICABLE PERIOD SHALL BE:

         $1,263,000 and above                $500,000

         $1,180,000 to $1,262,999.99         $427,500

         $1,097,000 to $1,179,999.99         $375,000

         $1,014,000 to $1,096,999.99         $312,500

         $931,000 to $1,013,999.99           $250,000

         $848,000 to $930,999.99             $187,500

         $765,000 to $847,999.99             $125,000

         $682,000 to $764,999.99             $62,500

         $0 to $681,999.99                   $0.00

III. Applicable Period = February 1, 2001 to January 31, 2002:

         IF THE OPERATING INCOME OF RN
         ACQUISITION CORP. DURING THE        THEN THE ADDITIONAL PURCHASE
         APPLICABLE PERIOD IS:               PRICE FOR SUCH APPLICABLE
                                             PERIOD SHALL BE:

         $1,386,000 and above                $500,000

         $1,303,000 to $1,385,999.99         $427,500

         $1,220,000 to $1,302,999.99         $375,000

         $1,137,000 to $1,219,999.99         $312,500

         $1,054,000 to $1,136,999.99         $250,000

         $971,000 to $1,053,999.99           $187,500

         $888,000 to $970,999.99             $125,000

         $805,000 to $887,999.99             $62,500

         $0 to $804,999.99                   $0.00


SAMPLE CALCULATION: For purposes of illustration only, and without implying any probative value whatsoever, the following sets forth an example of a Additional Purchase Price calculation for a hypothetical Applicable Period based upon certain assumptions.

Assumptions:

IF, for the 12 months ended 1/31/00 (i.e. first year of operations):

Annual revenue = $10,000,000; and

Annual gross profit % = 42%; and

Annual operating expenses = $3,050,000 (including applicable compensation); and

Annual operating interest = $50,000,

THEN, the Additional Purchase Price for such Applicable Period would be calculated as follows:

Total Revenues of $10,000,000
Gross Profit % of 42%
Gross Profit = $4,200,000
Operating Expenses = $( 3,050,000)
Operating Interest = $(50,000)
Operating Income = $ 1,100,000
                                   ========
ADDITIONAL PURCHASE PRICE::        $875,000
                                   ========

                                    EXHIBIT D

                              FORM OF BILL OF SALE

        Know all persons by these presents, that Re'Nu Office Systems, Inc., a California corporation, Re'Nu South, Inc., a California corporation, Re'Nu Nevada, Inc., a Nevada corporation, and Fred Cook, an individual and sole shareholder of the foregoing (each, a "Transferor"), in exchange for consideration set forth in the Asset Purchase Agreement (the "Agreement") dated as of February 1, 1999 by and among each Transferor, Business Resource Group, a California corporation ("BRG"), and RN Acquisition Corp., a wholly-owned subsidiary of BRG and a California corporation (the "Transferee"), hereby sell, transfer, assign and convey unto Transferee, its successors and assigns, free and clear of all liens and encumbrances, all of the right, title and interest of each respective Transferor in and to the Purchased Assets (as described and defined in the Agreement).

        To have and to hold the same unto the Transferee, its successors or assigns, forever, and each Transferor does hereby covenant and agree that each such Transferor will from time to time, if requested by the Transferee, its successors and assigns, do, execute, acknowledge and deliver, or will cause to be done, executed and delivered to the Transferee, or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and do or cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the property hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the Transferee the entire right, title and interest of each such Transferor in and to all of the said property, and each such Transferor will warrant and defend the same to the Transferee, its successors and assigns, forever against all claims or demands whatsoever.

        In witness whereof, each Transferor has executed this instrument as of February 1, 1999.

                          RE'NU OFFICE SYSTEMS, INC.

                          By: ______________________________________

                          Title: ___________________________________

                          RE'NU SOUTH, INC.

                          By: ______________________________________

                          Title: ___________________________________

                          RE'NU NEVADA, INC.

                          By: ______________________________________

                          Title: ___________________________________


                          FRED COOK

                          __________________________________________

                                   EXHIBIT E-1

               PURCHASE PRICE ALLOCATION FOR RE'NU OFFICE SYSTEMS



Cash                                           (39,312)
Accounts Receivable                             446,029
Other Accounts Receivable                         3,474
Inventory                                     1,312,136
Leasehold Improvements                           26,427
Office Equipment                                 15,671
Computers and Software                            6,759
Vehicles                                         73,064
Warehouse Equipment                              12,153
Deposits                                         37,240
Goodwill                                      2,033,940
Accounts Payable                                                   573,854
Accrued Vacation                                                     4,035
Accrued Payroll                                                    113,089
Sales Tax Payable                                                   36,413
Line of Credit                                                     950,000
Customer Deposits                                                   65,419
Notes Payable                                                       60,034
401(k) Payable                                                       3,370
Cash                                                             1,871,367
Stock                                                              250,000


The Additional Purchase Price, if any, shall be allocated in its entirety to goodwill.

                                   EXHIBIT E-2

                    PURCHASE PRICE ALLOCATION FOR RE'NU SOUTH




Cash                                             49,498
Accounts Receivable                             389,838
Inventory                                        13,688
Deposits                                          4,593
Accounts Payable                                                     79,224
Accrued Payroll                                                       7,658
Sales Tax Payable                                                    31,502
Customer Deposits                                                   212,200
Cash                                                                127,033

                                   EXHIBIT E-3

                   PURCHASE PRICE ALLOCATION FOR RE'NU NEVADA



Cash                                             10,319
Accounts Receivable                              37,461
Inventory                                         5,288
Deposits                                            850
Accounts Payable                                                     17,992
Accrued Payroll                                                       2,216
Sales Tax Payable                                                     2,981
Customer Deposits                                                    29,128
Cash                                                                  1,600

                                    EXHIBIT F

                       RE'NU ENTITIES DISCLOSURE SCHEDULE


     Rodolfo Lopez vs. Re'Nu Office Systems, Inc., WCAB Case No. MON 227228

                                   EXHIBIT G-1

                        EMPLOYEES OF RE'NU OFFICE SYSTEMS


MANUFACTURING                 INSTALLATION              WAREHOUSE
Emilio Fregoso                Victor Espinoza           Carlos Vega
Juan Rodriguez                Cesar Hernandez           Ramon Martinez
Jesus P. Romero               Olegario Rumbo            Emiliano Martinez
Alfonso C. Edeza              Julio Mendez              Raul Pena
Eduardo Vega                  Luis Cano                 Peter Gonzales
Roberto Flores                Gerry Salazar             Tony Escobedo
Mario Hernandez               Victor Herrera            Robert Fuentes
Linda Ruiz                    John Chaidez              Ociel Espinoza
Guadalupe Areliano                                      Luis Rojas
Laura Lopez                                             Leopoldo Camargo
Blanca E. Rodriguez                                     Fransico Guzman
Gerardo Lopez                                           Meno Rumbo
Julio Alvarado                                          Jorge Fonseca
Joel Herrera                                            Ricardo Mejia
Victor Martinez
Luis Peregrina
Jesus Navarro
Rafael Herrera
Juan Martinez
Alberto Moreno
Gustavo Morales
Javier Hernandez
Angel Lara
Celedonio Alvarado
Salvador A. Gonzales

OFFICE STAFF

Pedro Guzman-Foreman  Saul Herrera-Buyer
Marcel Marquez                                    Sergio Pelayo-Manufacturing Supervisor
Sharon Tallo-H/R - A/P                            Kris Limbert-Accounts Receivable
Laura Flick                                       Veronica Acosta
Ronda Hotarek-Purchasing                          Clara Fernandez
Carlos Arzate-CAD Supervisor                      Virginia Alvarado-Sales Assistant
Elizabeth Camacho-Receptionist                    William Thompson-Sales Rep
Susie Kim-Sales Rep                               Hani Hayek-Sales Rep

ROSECRANS WAREHOUSE

Douglas Graves-Manager       Bill Quandt-Salesrep
Ernest Paul-Warehouse Help   Michael Burnette-Warehouse Help


VALLEY SHOWROOM OFFICE STAFF

Andrew Schwartz-Manager/Salesrep    Bert Taylor-Salesrep
Jim Smith-Salesrep

                                  EXHIBIT G-2

                            EMPLOYEES OF RE'NU SOUTH


OFFICE STAFF

Ray Lemmon-Manager/Sales
Benita Alvarado-Sales Assistant
Leticia Salazar-Receptionist
Tonya Berg-Project Manager to Mark Levinson
Art Baragon-CAD Dept.
Mark Levinson-Salesrep
Gary Langdale-Salesrep
Janet Nevils-Salesrep
John Vasquez-Salesrep

                                   EXHIBIT G-3

                            EMPLOYEES OF RE'NU NEVADA




OFFICE STAFF

Douglas Oh-Manager/Salesrep
Dennis (Seung) Oh-CAD Dept.
Shandra Pruet-Receptionist/Sales Assistant (Medical Leave)
Chrystal Peron-Temporary Receptionist

                                    EXHIBIT H

                             BRG DISCLOSURE SCHEDULE

                                      None.

                                    EXHIBIT I

                FORM OF CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

        In consideration of, and as a condition of my employment with Business Resource Group, a California corporation (the "Company") doing business in the State of California located at 2150 North First Street, Suite 101, San Jose, California 95131, I hereby represent to and agree with the Company as follows:

        1. PURPOSE OF AGREEMENT. I understand that the Company is engaged in a continuous program of production, sales and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Inventions (as defined below) and in all related rights.

        2. DISCLOSURE OF INVENTIONS. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, processes, computer software programs, databases and trade secrets ("Inventions") that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment.

        3. WORK FOR HIRE; ASSIGNMENT OF INVENTIONS. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are "works for hire" under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions, and all patent, copyright, trade secret, and other intellectual property rights relating to such Inventions, that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

        4. ASSISTANCE. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company's Inventions in any and all countries and I will execute any documents that the Company may reasonably request for such purpose both before and after my employment with the Company terminates. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

        5. PROPRIETARY INFORMATION. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence ("Proprietary Information"). Such Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.

        6. CONFIDENTIALITY. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust, and I will not use or disclose any of such Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work, including without limitation all documents and materials containing Proprietary Information. My obligations under Section 5 above and this Section 6 shall survive any termination of my employment with the Company.

        7. NO BREACH OF PRIOR AGREEMENT. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company.

        8. SEVERABILITY. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

        9. NO DUTY TO EMPLOY. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement shall be effective as of the first day of my employment by the Company.

        10. ASSIGNMENT. I agree that this Agreement may be assigned to any successor or parent corporation of the Company.

        11. GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflict of law.

        12. REMEDIES. I understand and acknowledge that any breach or threatened breach of this Agreement by me is likely to cause or threaten irreparable harm to the Company, and, accordingly, I agree that in such event, the Company shall be entitled to equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive or mandatory relief, as well as money damages. This Section 12 shall survive any termination of my employment with the Company.

        13. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and understanding of the parties relating to its subject matter and merges all prior discussions and agreements between them. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

        14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                            (Signature Page Follows)

        IN WITNESS WHEREOF, the parties have executed this Confidentiality and Assignment Agreement as of February 1, 1999.


BUSINESS RESOURCE GROUP                    EMPLOYEE:
("COMPANY")


By: _______________________________           __________________________________
                                                 [Name]

Title: ____________________________


Address:   2150 North First Street         Address: ____________________________
           Suite 101                                ____________________________
           San Jose, CA  95131